    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               FRANKLIN COVEY CO.

                          2200 WEST PARKWAY BOULEVARD
                        SALT LAKE CITY, UTAH 84119-2331
                           TELEPHONE: (801) 975-1776

                     UTAH                                          87-0401551
           (STATE OF INCORPORATION)                   (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            ------------------------

                                 JOHN L. THELER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               FRANKLIN COVEY CO.
                          2200 WEST PARKWAY BOULEVARD
                        SALT LAKE CITY, UTAH 84119-2331
                           TELEPHONE: (801) 975-1776
                              (AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

          VAL JOHN CHRISTENSEN, ESQ.                        ROBERT A. PROFUSEK, ESQ.
         SECRETARY AND GENERAL COUNSEL                     JONES, DAY, REAVIS & POGUE
              FRANKLIN COVEY CO.                              599 LEXINGTON AVENUE
          2200 WEST PARKWAY BOULEVARD                       NEW YORK, NEW YORK 10022
        SALT LAKE CITY, UTAH 84119-2331                          (212) 326-3939
           TELEPHONE: (801) 975-1776

                            ------------------------

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF                                   PROPOSED         PROPOSED MAXIMUM
         SECURITIES TO BE               AMOUNT TO BE       MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
            REGISTERED                   REGISTERED         PRICE PER SHARE           PRICE          REGISTRATION FEE
Series A Preferred Shares, no par
  value per share                          750,000               $100              $75,000,000            $20,850

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus

                 SUBJECT TO COMPLETION, DATED OCTOBER 22, 1999

                       NONTRANSFERABLE RIGHTS TO PURCHASE
                    UP TO 750,000 SERIES A PREFERRED SHARES
                               FRANKLIN COVEY CO.
                                 $100 PER SHARE
                                ----------------

                         TERMS OF SUBSCRIPTION OFFERING

    - Expires 5:00 p.m., Mountain time, on         , 1999, unless extended

    - You will have the nontransferable right to purchase one of our Series A preferred shares for every 27 of our common shares that you owned on
             , 1999 at a price of $100 per preferred share

    - We will not issue fractional rights and we will not pay cash to you in place of your rights

    - We reserve the right to cancel the rights offering at any time before the expiration date and once submitted, the subscription agreement may not be revoked by you for any reason

    - There is no minimum number of preferred shares that we must sell in order to complete the subscription offering

    - Shareholders who do not participate in the subscription offering will continue to own the same number of our common shares, but will own a smaller percentage of our total outstanding capital stock to the extent that other shareholders participate in the subscription offering

    - We do not intend to list the subscription rights or the Series A preferred shares on any securities exchange or any automated quotation system and no active public market for the Series A preferred shares is expected

    The purpose of the subscription offering is to afford eligible common shareholders the opportunity to acquire Series A preferred shares on substantially the same terms under which Knowledge Capital Investment Group, a private investor, acquired Series A preferred shares on June 2, 1999. The Board of Directors of Franklin Covey makes no recommendation to you regarding your decision to either exercise or refrain from exercising your subscription rights.

    Holders of the Series A preferred shares will be entitled to receive dividends at an annual rate of $10 per share, payable quarterly. Until July 1, 2002, these dividends may be paid in cash or in kind, at our option. The
Series A preferred shares are convertible into common shares at a conversion price of $14 per share, subject to adjustment. The Series A Preferred Shares are subject to a right of first offer in favor of Franklin Covey until June 2, 2002.

    Our common shares are quoted on the New York Stock Exchange under the symbol "FC." On October 15, 1999, the last sale price for our common shares, as reported by the New York Stock Exchange, was $7.9375.

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT SOME RISKS THAT YOU SHOULD CONSIDER BEFORE EXERCISING THE RIGHTS ISSUED IN THIS SUBSCRIPTION OFFERING.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................      5

RECENT DEVELOPMENTS.........................................     10

THE SUBSCRIPTION OFFERING...................................     10

USE OF PROCEEDS.............................................     14

DESCRIPTION OF THE SERIES A PREFERRED SHARES................     15

FEDERAL INCOME TAX CONSIDERATIONS...........................     20

PLAN OF DISTRIBUTION........................................     20

SUBSCRIPTION AGENT..........................................     21

WHERE YOU CAN FIND MORE INFORMATION.........................     21

EXPERTS.....................................................     22

LEGAL MATTERS...............................................     22

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. HOWEVER, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE SUBSCRIPTION OFFERING FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE SUBSCRIPTION OFFERING, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO.

                                 FRANKLIN COVEY

    Franklin Covey is a professional services firm that provides management solutions in four main areas:

    - Time Management;

    - Leadership Skills;

    - Communication Skills; and

    - Sales Skills Management.

    We provide tools and services to professionals and organizations through training seminars, our 125 retail stores, catalog operations and through the Internet at www.franklincovey.com. Our products include the popular Franklin Planner, best selling books such as 7 Habits of Highly Effective People and functional electronic tools such as 3Com's Palm planning device. Our services include consulting, assessment measurement and training to help professionals and organizations become more effective.

    Our principal executive offices are located at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, telephone (801) 975-1776.

                               BUSINESS STRATEGY

    In an effort to increase shareholder value, we had been pursuing a two-part strategy seeking to improve our results of operations through increased efficiencies and increased leverage through borrowings and common share repurchases. Despite these efforts, the market price of our common stock declined during 1998 and 1999. In mid-1999, we adopted a new, long-term growth strategy predicated on substantial investments in our core businesses to maintain our position as an industry leader in providing solutions for personal and organizational effectiveness. Although we believe that we have the industry's best individual and organizational productivity content, learning processes and implementation tools, we believe that there are opportunities to develop new products and delivery channels to meet the changing needs of our customers and to expand our geographic reach. In addition, we believe that there are acquisition opportunities in complementary businesses. Accordingly, in June 1999, we issued 750,000 Series A preferred shares to Knowledge Capital, which raised $75 million to provide us with the initial capital base to pursue this strategy.

    We are in the process of further refining our growth strategy and improving the efficiency of our operations. Our objective is to create a plan that will produce sustainable long-term growth and build shareholder value.

                              RECENT DEVELOPMENTS

    On October 12, 1999, we announced a strategic realignment and organizational restructure of our core businesses to lay strategic, operational, organizational and financial foundations for profitable growth. The restructuring aligns our products, services and channels to focus our resources on providing integrated solutions to individuals and organizations.

    As a result of the planned associate terminations and facility closures associated with the strategic realignment and organizational restructure, we expect to record a $16.2 million pre-tax restructuring charge during the fourth quarter of fiscal 1999. We also expect to recognize a $16.6 million pre-tax charge to write-off certain impaired assets related to discontinued lines of services and products. See "Recent Developments."

                      PURPOSE OF THE SUBSCRIPTION OFFERING

    The purpose of the subscription offering is to afford our eligible common shareholders the opportunity to acquire our Series A preferred shares on substantially the same terms under which Knowledge Capital acquired 750,000 Series A preferred shares in June 1999.

                    PARTICIPATION BY OFFICERS AND DIRECTORS

    Franklin Covey's current officers and directors, who owned in the aggregate 2,395,192 common shares, or approximately 12% of our outstanding common shares, as of August 31, 1999, have informed us that they do not intend to exercise their subscription rights.

                          FRANKLIN COVEY COMMON SHARES

    Our common stock is traded on the New York Stock Exchange under the trading symbol "FC." On October 15, 1999, the last sale price for our common shares, as reported on the New York Stock Exchange, was $7.9375.

    YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF OUR COMMON SHARES PRIOR TO DETERMINING WHETHER TO ACCEPT THE SUBSCRIPTION OFFERING.

                  PRINCIPAL TERMS OF THE SUBSCRIPTION OFFERING

Eligible Shareholders..................  You will be eligible to purchase Series A preferred shares through the subscription offering if you are a common
                                         shareholder of Franklin Covey and owned our common shares
                                         on             , 1999.

Subscription Rights....................  You have the nontransferable right to purchase one
                                         Series A preferred share for every 27 common shares you
                                         owned as of , 1999. The total number of Series A preferred shares for which you may subscribe is proportional to the
                                         total number of our common shares you held on that date.
                                         You may exercise all or any portion of the rights granted
                                         to you to purchase our Series A preferred shares.

                                         In determining the number of our Series A preferred shares that we will issue to each common shareholder, we will
                                         round downward to the nearest whole number.

Subscription Price.....................  The subscription price is $100 per Series A preferred share. The subscription price is payable by check, money
                                         order or wire transfer.

Expiration Date........................  , 1999, at 5:00 p.m., Mountain time, unless extended.

Subscription Procedures................  To subscribe for Series A preferred shares, you should carefully complete and sign the enclosed subscription
                                         agreement and forward it, together with your full payment
                                         and any other required documents, to the subscription
                                         agent.

                                         No interest will be paid on the subscription payment. Once you have submitted subscription documents, you may not
                                         revoke your exercise of subscription rights for any
                                         reason.

Subscription Agent.....................  Zions First National Bank, the transfer agent for our common stock.

Persons wishing to exercise rights for
  the benefit of others................  Brokers, banks, trustees, and other individuals or entities that hold our common shares for the account of
                                         others may, if authorized by the beneficial owner,
                                         complete the subscription agreement and submit it to the
                                         subscription agent with the proper payment.

Common Shares held through Franklin
  Covey's Employee Stock Purchase
  Plan.................................  Subscription rights applicable to common shares acquired and held through our employee stock purchase plan may be
                                         exercised only by following the special instructions on
                                         yellow paper included with this prospectus.

Completion of the subscription
  offering.............................  Certificates representing the Series A preferred shares will be delivered to subscribers as soon as practicable
                                         after the

                                         expiration date of the subscription offering. We expect
                                         that this may take two weeks or longer, due to the need to allow checks to clear.

Non-Transferability of rights..........  Your subscription rights are not transferable.

Termination............................  We may cancel the subscription offering at any time, in which event we will return your subscription payment
                                         without interest.

Use of proceeds........................  We intend to use the proceeds of the subscription offering for working capital and general corporate purposes.

Federal Income Tax
  Considerations.......................  Your receipt or exercise of the subscription rights should not be treated as a taxable event for United States
                                         federal income tax purposes, but may have other tax
                                         effects. See "Federal Income Tax Considerations."

Questions..............................  If you have any questions about the subscription offering, including questions about subscription procedures and
                                         requests for additional copies of this prospectus or other documents, please contact Richard Putnam, our Director of
                                         Investor Relations, by telephone at (801) 975-1776.

                                  RISK FACTORS

    An investment in our Series A preferred shares involves a high degree of risk. Please see "Risk Factors" beginning on page 5 before making a decision to exercise or refrain from exercising your rights to subscribe for our Series A preferred shares.

                      RATIO OF FIXED CHARGES AND PREFERRED
                          SHARE DIVIDENDS TO EARNINGS

    The ratio of fixed charges and preferred share dividends to earnings has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the notes thereto, set forth in our Annual Report on Form 10-K for the fiscal year ended August 31, 1998 and our Quarterly Reports on Form 10-Q for the quarterly periods ended November 28, 1998, February 27, 1999 and May 29, 1999. As a result of the merger of Covey Leadership Center into our company in June 1997, our results of operations, and therefore the ratios presented below, for the fiscal year ended August 31, 1998 and subsequent periods are not directly comparable to those for prior periods. For purposes of computing the following ratios, fixed charges and preferred share dividends consist of interest incurred, amortization of debt expense, that portion of rental expense on operating leases deemed to be the equivalent of interest and dividends payable on our preferred shares. Earnings consist of income before income taxes and the cumulative effect of accounting changes plus fixed charges (excluding capitalized interest).

                                                               FISCAL YEAR ENDED AUGUST 31,
                                                   ----------------------------------------------------      NINE MONTHS
                                                     1994       1995       1996       1997       1998     ENDED MAY 29,1999
                                                   --------   --------   --------   --------   --------   -----------------
Consolidated ratio of fixed charges and preferred
  share dividends to earnings....................   0.08x      0.09x      0.14x      0.18x      0.26x           0.48x

                                  RISK FACTORS

    THE SERIES A PREFERRED SHARES BEING OFFERED ARE SUBJECT TO A NUMBER OF RISKS AND OTHER INVESTMENT CONSIDERATIONS. YOU SHOULD CAREFULLY CONSIDER THESE RISKS AND INVESTMENT CONSIDERATIONS, AS WELL AS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, PRIOR TO YOUR EXERCISE OF THE SUBSCRIPTION RIGHT.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    This prospectus contains and incorporates by reference forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements herein under the captions "Business Strategy" and in our annual and quarterly reports under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

    These forward looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

    - unanticipated developments in the integration of acquired or merged businesses;

    - management of growth;

    - dependence on products and services;

    - the rate and consumer acceptance of new product introductions;

    - competition;

    - year 2000 issues;

    - the number and nature of customers and their product orders;

    - pricing;

    - pending and threatened litigation; and

    - other risk factors, some of which are described below, and others of which may be detailed from time to time in our press releases, reports to shareholders and our filings with the Securities and Exchange Commission.

These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from that contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this prospectus.

                   RISKS RELATED TO THE SUBSCRIPTION OFFERING

IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS, YOUR PERCENTAGE OF OWNERSHIP OF FRANKLIN COVEY MAY DECREASE, AND THE VALUE OF YOUR FRANKLIN COVEY COMMON SHARES COULD DECLINE

    If you chose not to exercise your subscription rights, your relative ownership interests in Franklin Covey may be diluted by the issuance of Series A preferred shares to those shareholders who exercise their subscription rights. The trading price of Franklin Covey common shares could decline to reflect the dilution.

THE SUBSCRIPTION PRICE WAS DETERMINED BY FRANKLIN COVEY'S BOARD OF DIRECTORS AND BEARS NO RELATIONSHIP TO THE PRESENT VALUE OF FRANKLIN COVEY'S ASSETS, FINANCIAL CONDITION OR OTHER ESTABLISHED CRITERIA FOR VALUE

    Although we were informed by Knowledge Capital that Knowledge Capital believed that its acquisition of Series A preferred shares at $100 per unit in June 1999 represented an attractive investment by Knowledge Capital, neither Knowledge Capital nor our Board of Directors expresses any opinion or makes any recommendation to you regarding your decision to exercise or refrain from exercising your subscription rights in this subscription offering. Our Board of Directors determined the subscription price without any independent appraisal of the value of the Series A preferred shares. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value. It may be impossible to sell the Series A preferred shares at or above the subscription price.

    Any analysis of the value of an investment in our Series A preferred shares is necessarily uncertain, is based in substantial part on future events, including our future operating performance, many of which are outside our control, and is heavily dependent upon the particular criteria you determine to be appropriate for purposes of your analysis. Accordingly, you must make your own decision whether to subscribe for and purchase Series A preferred shares pursuant to the subscription offering and should give careful consideration to the terms of the subscription offering and such other factors as you determine to be relevant, including, in addition to factors generally applicable to an investment in an entity such as Franklin Covey, the risk factors below.

THERE IS NO ESTABLISHED MARKET FOR THE SERIES A PREFERRED SHARES

    Prior to the offering, there has not been any market for the Series A preferred shares. We do not intend to list the subscription rights or the Series A preferred shares on any securities exchange or any automated quotation system and no active public market for the Series A shares is expected. If a trading market does not develop or is not maintained, holders of the Series A preferred shares may experience difficulty in reselling Series A preferred shares or may be unable to sell them at all. If a market for the Series A preferred shares does develop, it may dissipate at any time. In addition, future trading prices of the Series A preferred shares will depend on many factors, including, among other things, our operating results and the market for similar securities.

YOU CANNOT REVOKE YOUR EXERCISE OF SUBSCRIPTION RIGHTS FOR ANY REASON; THE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE AND FRANKLIN COVEY MAY CANCEL THE SUBSCRIPTION OFFERING AT ANY TIME

    Once you exercise your subscription rights and submit the subscription agreement to the subscription agent, you may not revoke the exercise for any reason. Only you may exercise your subscription rights. You may not sell, give away or otherwise transfer the subscription rights. We may terminate the subscription offering at any time. If we elect to withdraw or terminate the subscription offering, we and the subscription agent will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments.

                        RISKS RELATED TO FRANKLIN COVEY

FRANKLIN COVEY'S SALES DEPEND ON DEMAND FOR VERY SPECIFIC PRODUCTS AND SERVICES

    We derive a substantial percentage of sales from specific products and services, such as the What Matters Most-Registered Trademark- time management seminar and sales of the Franklin Planner-TM- and related products. A large part of our revenues is also derived from products and training services based on content from the books THE 7 HABITS OF HIGHLY EFFECTIVE PEOPLE, PRINCIPLE-CENTERED LEADERSHIP and FIRST THINGS FIRST. We cannot assure you that sales from these products or services will continue at historical levels or that we will be successful in creating other products or services which will result in future profitable operations.

FRANKLIN COVEY MAY BE UNABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTIES

    We seek to protect proprietary aspects of our seminars and products through a combination of trademarks, copyrights and confidentiality agreements. These measures, however, may not provide sufficient protection from competitors. Our materials, concepts, designs and products have been and may continue to be imitated and our trademarks and copyrights may be challenged by others, which could have a material adverse effect on future operating results. Moreover, these materials are often translated into languages and made available in countries where we have no physical presence or where copyright and trademark laws are difficult to enforce. We could also incur substantial costs in seeking enforcement of our rights against infringement or the unauthorized use of our proprietary property by others and there can be no assurance that others may not independently develop seminars and products that are similar or superior to the seminars and products offered by us but which do not infringe on existing proprietary rights.

A STOCKHOLDER'S AGREEMENT AND MANAGEMENT OWNERSHIP OF STOCK MAY LIMIT YOUR ABILITY TO DETERMINE FRANKLIN COVEY'S MANAGEMENT

    As of August 31, 1999, our officers and directors owned approximately 12% of our outstanding common shares. In addition, Knowledge Capital currently owns 100% of our outstanding Series A preferred shares, the terms of which entitle the holders thereof to vote separately as a class on fundamental corporate transactions. See "The Description of the Series A Preferred Shares." Even if this offer is fully subscribed, Knowledge Capital will continue to own at least 50% of our Series A preferred shares. On an as-converted basis, Knowledge Capital owns approximately 24% of our outstanding common shares. By virtue of these holdings, management and Knowledge Capital, acting alone or together, have the ability to influence Franklin Covey's fundamental corporate transactions and the election of our Board of Directors. Some of our shareholders have entered into a Stockholders' Agreement which requires that Franklin Covey common shares owned by those shareholders be voted for designated nominees to the Board of Directors in each election of directors through August 31, 2000. Purchasers of the Series A preferred shares in this offering will not be parties to this Stockholders' Agreement. Therefore, the ability of your votes to determine Franklin Covey's management may be limited.

FRANKLIN COVEY FACES WELL-ESTABLISHED COMPETITION IN ITS INDUSTRY

    We compete in the training and educational services industry which is highly fragmented and competitive. Our leadership and time management seminars compete with a variety of similar seminars and workshops in the marketplace. In each of our markets, there is substantial competition from a number of well-established, well-financed companies, some of which have greater resources than us. Increased competition by existing and future competitors could result in sales declines and price reductions that could materially adversely affect sales and profitability.

FRANKLIN COVEY'S INTERNATIONAL OPERATIONS COULD BE HURT BY INSTABILITY ABROAD

    We currently have agreements with licensees who operate independently in 26 countries. Additionally, we operate direct operations in Canada, Australia, Mexico, Japan, Belgium, the Middle East, New Zealand and the United Kingdom. We believe that there are substantial opportunities to expand our geographic reach, and expect to pursue these opportunities as part of our core business strategy. Foreign operations, particularly licensee operations, present risks that are different than those encountered in the United States, such as potential political, social and economic instability. While the licensee agreements require maintenance of particular standards, we may experience adverse results in our foreign operations, and significant currency fluctuations may also adversely affect the value of the Series A preferred shares.

FRANKLIN COVEY'S BUSINESS IS SEASONAL

    Our business is seasonal, reflecting customer buying habits for calendar related products and sales training, which is typically not scheduled during holiday or vacation periods. As a result, our third quarter tends to be our weakest quarter. Although a significant portion of our sales are generated during the first and second quarters, since the acquisition of Premier School Agendas, our fourth quarter has tended to be our strongest one. A substantial decrease in sales during the first or second quarter or adverse results for Premier School Agendas during the fourth quarter would have a material adverse effect on our profitability for these quarters. In addition, our quarterly results of operations could fluctuate significantly as a result of a variety of factors, including cancellations, reductions or delays in customer orders, lack of customer acceptance of new products and general economic downturns which could adversely affect our business and financial condition.

THE PRICE OF OUR COMMON SHARES HAS BEEN AND MAY REMAIN VOLATILE, AND THE PRICE OF OUR SERIES A PREFERRED SHARES MAY BE VOLATILE

    The market price of our common shares has been, and in the future may be, highly volatile. The same may be true of our Series A preferred shares. Factors such as quarter-to-quarter variations in our revenues and earnings could cause the market price of our common and preferred shares to fluctuate significantly. In addition, in recent years, the stock markets have experienced significant volatility which often may have been unrelated to the operating performance of the affected companies. This volatility may adversely affect the market price of our common and preferred shares.

FRANKLIN COVEY FACES RISKS RELATED TO THE YEAR 2000 PROBLEM

    We are actively engaged in assessing and correcting potential year 2000 information system problems. During fiscal 1997, we initiated a business reengineering and information system implementation project that affects nearly every aspect of the our operations. In an effort to address compliance issues, the scope of the project was expanded to ensure year 2000 compliance for newly acquired software and hardware, as well as test existing systems for compliance. From this process, a team was created to specifically work toward year 2000 compliance. The project has three significant phases that are designed to improve both operating processes and information systems capabilities. Phase one, which involved the testing and certification of hardware and software for our financial reporting and manufacturing operations, was completed during fiscal 1998. Phase two, which focused on payroll and human resource applications, was completed in January 1999. The final phase addresses various parts of our "order to collect" systems. Applications for order entry, retail sales and invoicing have already been determined to be compliant. Applications for seminar registration, order fulfillment and order shipping are expected to be made compliant in various stages through the year 2000, with critical applications expected to be compliant before the end of 1999. Although we anticipate that the risks related to our information and non-information systems will be mitigated by current efforts being made in conjunction with the project as well as ongoing assessment and correction programs, no assurances can be made as to whether our programs will be timely or successfully completed.

    We believe the primary year 2000 risk to our operations is from external vendors and service providers. As part of our assessment of year 2000 issues, we have gathered information from suppliers and other external vendors regarding the status of their year 2000 compliance. Based on information received to date, the most significant risk to our operations appears to be from a few critical international suppliers that, despite their best efforts, may be affected by utility outages and may not be able to meet delivery deadlines. In addition, we have not yet received year 2000 compliance certification from our two largest shipping service providers. Although we are currently pursuing contingency plans to mitigate this risk, there can be no assurance that we will be successful. Based on inquiry responses, we do not anticipate any significant problems from our utility, telephone and financial service providers. Although we are not aware of other external risks, we have no means of ensuring that all external vendors and service providers will be year 2000 compliant. The inability of external vendors or service providers to complete their year 2000 remediation efforts in a timely manner could materially affect our operations, although the exact impact is not readily determinable. We have also assessed year 2000 compliance issues related to our products available for sale and do not believe that the year 2000 presents a material exposure for us related to our products.

    We have completed formal contingency plans for most critical business units. An integrated, company-wide contingency plan, based upon business unit plans, is expected to be completed by November 30, 1999.

    As of August 31, 1999, we had spent approximately $16.3 million in the aggregate in connection with our business reengineering and information system implementation project, which includes year 2000 assessment and compliance, and we expect to spend an additional $4.1 million to complete this project. However, no assurance can be given that, due to unforseen issues or difficulties, actual costs will not be higher.

                              RECENT DEVELOPMENTS

STRATEGIC REALIGNMENT AND ORGANIZATION RESTRUCTURE

    On October 12, 1999, we announced a strategic realignment and organizational restructure of our core businesses to lay strategic, operational, organizational and financial foundations for profitable growth. The restructuring aligns our products, services and channels to focus our resources on providing integrated strategic solutions to individuals and organizations, in the following main areas:

    - productivity;

    - leadership;

    - communication;

    - application tools, and

    - assessment measurement.

    We are undertaking an intense scrutiny of every part of our business. Non-strategic functions and products will be outsourced, sold, discontinued or repositioned in order to focus on growing our business. We expect to recognize a $16.6 million pre-tax restructuring charge during the fourth quarter of fiscal 1999 to write-off certain impaired assets related to discontinued lines of services and products.

    Also as part of this strategic realignment, we plan to reduce our staff from approximately 4,200 to approximately 3,600 personnel worldwide. This headcount reduction, approximately 30% of which has been completed to date, is expected to result in annualized pre-tax cost savings of approximately $20 million. We are also establishing eight regional sales offices to be closer to our customers and achieve deeper market penetration and growth. Accordingly, we plan to significantly reduce our leased space in Provo, Utah and consolidate most of the remaining operations to our Salt Lake City headquarters. As a result of the planned associate terminations and facility closures, we expect to record a $16.2 million pre-tax restructuring charge during the fourth quarter of fiscal 1999.

FOURTH QUARTER AND YEAR-END RESULTS

    We estimate that our sales for the fourth quarter of fiscal 1999 will be $168.2, a 7% increase compared to the previous years' fourth quarter, and that we will have a net loss for the quarter of approximately $21.6 million, compared to net income of $15.6 million for the comparable quarter of the previous year. For fiscal 1999, we estimate that our sales will be approximately
$554.9 million, a 2% increase from fiscal 1998, and that we will have a net loss of approximately $8.8 million compared to net income of $40.1 million for fiscal 1998. The estimated net losses for the fourth quarter and fiscal 1999 include the pre-tax charges for restructuring and impairments discussed above. All of these estimates are unaudited and preliminary and we can not assure you that actual audited results will not differ materially from the estimates.

REFINANCING OF DEBT

    In September 1999 we increased our revolving line of credit from $75 million to $110 million. Concurrently with this increase, we borrowed $85 million under this line of credit and used the proceeds to pay off all outstanding indebtedness in respect of our 6.64% Senior Notes due 2008.

                           THE SUBSCRIPTION OFFERING

SUBSCRIPTION RIGHT

    We will dividend nontransferable rights to those shareholders who held
Franklin Covey common shares on       , 1999. You will receive one right for
every common share that you owned on that
date. For every 27 rights that you exercise, you will be able to purchase one of our Series A preferred shares for $100. This means that you will be able to purchase one Series A preferred share for every 27 of our common shares that you
owned on             , 1999 at a price of $100 per preferred share. We will not issue fractional shares. Instead we will round the number of Series A preferred shares for which you are entitled to subscribe down to the nearest whole number. We will send you certificates representing the Series A preferred shares that you purchase pursuant to your rights as soon as practicable after you exercise your rights.

EXPIRATION DATE

    The rights will expire at 5:00 p.m., Mountain time, on             , 1999,
unless we decide to extend the subscription offering. If you do not exercise
your rights prior to             , 1999, your rights will be null and void. We
will not be required to issue Series A preferred shares to you if our subscription agent receives your subscription agreement, your payment or any other required documentation after that date, regardless of when you sent them.

DETERMINATION OF SHARE PRICE

    Our Board of Directors decided to set a subscription price of $100 per share as a result of arms-length negotiations with Knowledge Capital, a private investor. The $100 per share price should not be considered an indication of the actual value of our company or our Series A preferred shares. The market price of our common shares may increase or decrease during the subscription offering. You also may not be able to sell the Series A preferred shares purchased during the subscription offering at a price equal to or greater than the $100 per share subscription price.

TRANSFERABILITY OF RIGHTS

    Your subscription rights are not transferable.

EXERCISE OF RIGHTS

    You may exercise your rights by delivering to the subscription agent on or
prior to 5:00 p.m., Mountain time, on             , 1999:

    - A properly completed and duly executed subscription agreement; and

    - Payment in full of $100 for each Series A preferred share to be purchased through the exercise of rights.

    You should deliver your subscription agreement and payment to the address set forth below under "--Subscription Agent."

    You may exercise all or any portion of the rights granted to you to purchase our Series A preferred shares.

METHOD OF PAYMENT

    Payment for the Series A preferred shares must be made by one of the following methods:

    - check or money order payable to "Zions First National Bank, as subscription agent"; or

    - wire transfer of funds to the account maintained by the subscription agent for such purpose at:

      Zions First National Bank
                              ABA Number: 124000054
                              A/C Number: 80-00005-2
                              Reference: Corporate Trust

    Payment will be deemed to have been received by the subscription agent only upon:

    - clearance of any uncertified check;

    - receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

    - receipt of funds by the subscription agent through the wire transfer.

    PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU WISH TO PAY BY MEANS OF AN UNCERTIFIED PERSONAL CHECK, WE URGE YOU TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE
OF             , 1999 TO ENSURE THAT THE PAYMENT IS RECEIVED AND CLEARS BEFORE
THAT DATE. WE ALSO URGE YOU TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

SIGNATURE GUARANTEES

    Signatures on the subscription agreement must be guaranteed by an eligible guarantor institution, as defined in the federal securities laws, subject to the standards and procedures adopted by the subscription agent. Eligible guarantor institutions generally include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

    Signatures do not need to be guaranteed if:

    - the subscription agreement provides that the Series A preferred shares to be purchased are to be delivered directly to you, the record owner of our common shares; or

    - the subscription agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

    If you held Franklin Covey common shares on             , 1999 for the
account of others--for example, as a broker, a trustee or a depository for securities--you should notify the respective beneficial owners of those shares as soon as possible to obtain instructions with respect to the rights beneficially owned by them.

    If you are a beneficial owner of common shares held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him/her to effect transactions in accordance with your instructions.

    You may use the documentation accompanying this prospectus for that purpose.

COMMON SHARES HELD THOUGH OUR EMPLOYEE STOCK PURCHASE PLAN

    Holders of common shares through Franklin Covey's employee stock purchase plan, who desire to exercise their rights to purchase Series A preferred stock in the subscription offering, must instruct Merrill Lynch Group Employee Services, as administrator of the employee stock purchase plan, by properly completing, duly executing and returning to Merrill Lynch the direction form sent to such holder by Merrill Lynch as explained in the letter on yellow paper included herewith. TO PROPERLY EXERCISE SUBSCRIPTION RIGHTS APPLICABLE TO COMMON SHARES ACQUIRED PURSUANT TO OUR EMPLOYEE STOCK PURCHASE PLAN, A PARTICIPANT IN THE PLAN MAY NOT DELIVER A SUBSCRIPTION AGREEMENT WITH REGARD TO SUCH SHARES. PROPER EXERCISE OF SUBSCRIPTION RIGHTS APPLICABLE TO ANY COMMON SHARES CREDITED TO YOUR ACCOUNT UNDER THE EMPLOYEE STOCK PURCHASE PLAN CAN ONLY BE MADE BY MERRILL LYNCH. THE DEADLINE FOR SUBMITTING DIRECTION FORMS TO MERRILL LYNCH IS
SET BY MERRILL LYNCH AND IS EARLIER THAN       , 1999, THE EXPIRATION DATE. In
addition to following the special instructions provided by Merrill Lynch for directing Merrill Lynch to exercise of subscription rights applicable to any of your employee stock purchase plan common shares, if you desire to exercise subscription rights applicable to other common shares that you did not acquire through the employee stock purchase plan, then you must also properly complete and execute a subscription agreement and deliver it along with your subscription payment to the subscription agent. Any questions regarding the subscription offering applicable to the employee stock purchase plan common shares should be directed to Merrill Lynch at the number provided in the separate materials.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

    If you do not specify the number of rights being exercised on your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the Series A preferred shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the subscription agent receives from you.

    If your payment exceeds the aggregate subscription price for the number of Series A preferred shares shown on your subscription agreement or the maximum number of Series A preferred shares for which you are eligible to subscribe, your payment will be applied only for the number of shares which you indicated, or the maximum number of Series A preferred shares for which you are eligible to subscribe, whichever is lower. To the extent any portion of the aggregate subscription price delivered exceeds the aggregate subscription price for the number of shares for which you subscribed, or the maximum number of Series A preferred shares for which you are eligible to subscribe, the subscription agent will return such excess amount to you, without interest or deduction, as soon as practicable.

    PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION AGREEMENT AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.

    DO NOT SEND YOUR SUBSCRIPTION AGREEMENT TO US.

    You are responsible for choosing the payment and delivery method for your subscription agreement and payment, and you bear the risks associated with the delivery. If you choose to deliver your subscription agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to
            , 1999. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

OUR DECISION AS TO TIMELINESS, VALIDITY, FORM AND ELIGIBILITY IS BINDING

    All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us and our determinations will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within an amount of time as we may determine, or reject the purported exercise of any right by reason of any defect or irregularity in the exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our reasonable discretion. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of the subscription agreement or incur any liability for failure to give such notification.

NO REVOCATION

    After you have exercised your rights and submitted your subscription agreement to the subscription agent, you may not revoke that exercise for any reason.

SUBSCRIPTION AGENT

    We have appointed Zions First National Bank, our transfer agent, as subscription agent for the rights offering. The subscription agent's address for packages sent by mail is:

                                 P.O. Box 30880
                           Salt Lake City, Utah 84130
                        Attn: Corporate Trust Department

    or if sent by courier or overnight delivery:

                               10 E. South Temple
                                   3rd Floor
                           Salt Lake City, Utah 84130
                        Attn: Corporate Trust Department

    The subscription agent's telephone number is:

                           (800) 789-8833, Ext. 2268

    You should deliver your subscription agreement and payment of the subscription price along with any other required documents, if any, to the subscription agent.

    We will pay the fees and expenses of the subscription agent, which we estimate to be approximately $75,000. We have also agreed to indemnify the subscription agent from any liability which it may incur in connection with the subscription offering.

IF YOU HAVE QUESTIONS

    If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus or the instructions, you should contact Richard Putnam, our Director of Investor Relations, at the following address and telephone number:

                               Franklin Covey Co.
                          2200 West Parkway Boulevard
                        Salt Lake City, Utah 84119-2331
                                 (801) 975-1776

COMPLETION OF THE SUBSCRIPTION OFFERING

    Certificates representing the Series A preferred shares will be delivered to subscribers as soon as practicable after the expiration date of the subscription offering. We expect that this may take two weeks or longer, due to the need to allow checks to clear.

ANNOUNCEMENT OF EXTENSION OR TERMINATION

    We may cancel the subscription offering at any time, in which case we will return your subscription payment without interest. Any extension of the
expiration date beyond             , 1999 or termination of the subscription
offering will be followed as promptly as practicable by making a public announcement. In the case of an extension, the announcement will be issued no later than 9:00 a.m., Mountain time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service.

                                USE OF PROCEEDS

    The net proceeds of this subscription offering, which will be approximately $74.9 million if all eligible shareholders purchase all of the 750,000 Series A preferred shares offered pursuant to this offering, will be added to our working capital and used for general corporate purposes, which could include financing our future growth through possible acquisitions, although we have not entered into any agreement providing for any such acquisition, developing new products and delivery channels and expanding our geographic reach.

                  DESCRIPTION OF THE SERIES A PREFERRED SHARES

    We have authorized 4,000,000 preferred shares, 1,500,000 of which are designated as Series A preferred shares. As of August 31, 1999, 750,000
Series A preferred shares were outstanding, all of which are owned by Knowledge Capital. The following is a summary of the principal terms of our Series A preferred shares:

RANKING:...............................  The Series A preferred shares rank senior to our common shares and will rank senior to any other series of
                                         preferred shares which we may issue in the future, in each case as to the payment of dividends or distributions or
                                         upon liquidation or dissolution.

LIQUIDATION VALUE:.....................  $100 per share plus accrued and unpaid dividends. Neither a consolidation or merger, nor a sale of all or part of
                                         our assets is considered a liquidation for this purpose.

DIVIDENDS PER SHARE:...................  Holders of the Series A preferred shares are entitled to receive dividends at an annual rate of $10 per share,
                                         payable quarterly in arrears on March 15, June 15,
                                         September 15 and December 15 of each year. Dividends
                                         accrue whether or not declared by our Board of Directors
                                         and whether or not there are funds legally available for
                                         payment. Prior to July 1, 2002, dividends may be paid in
                                         cash or in additional Series A preferred shares at the
                                         option of Franklin Covey. Thereafter, dividends are
                                         payable only in cash. In addition, holders of the
                                         Series A preferred shares are entitled to receive all
                                         dividends and other distributions paid with respect to
                                         Franklin Covey common shares, based on the number of
                                         common shares issuable upon conversion of the Series A
                                         preferred shares at the time of payment of the dividend or distribution.

VOLUNTARY CONVERSION:..................  Holders of Series A preferred shares have the right, at any time, to convert all or a portion of their Series A
                                         preferred shares plus accrued and unpaid dividends into
                                         that number of common shares determined by dividing $100
                                         plus accrued and unpaid dividends by the conversion price.
                                         The conversion price is $14 per common share, equitably
                                         adjusted for stock dividends, distributions, splits,
                                         mergers consolidations and other dilutive events as
                                         described under "--Anti-Dilution Rights" below.

FORCED CONVERSION/REDEMPTION:..........  Beginning July 1, 2004, at any time after the common shares have traded at a price above 130% of the then
                                         applicable conversion price for the Series A preferred
                                         shares for at least 60 consecutive New York Stock Exchange trading days, we may, upon 15 business days' prior written notice, redeem all, but not less than all, outstanding
                                         Series A preferred shares at 104% of their liquidation
                                         value plus accrued and unpaid dividends. During the 15-day notice period, holders of Series A preferred shares are
                                         entitled to exercise their conversion rights.

ADDITIONAL REDEMPTION RIGHT:...........  All, but not less than all, of the Series A preferred shares are redeemable, at Franklin Covey's option, at 105%
                                         of their liquidation value plus accrued and unpaid
                                         dividends on 30 days' prior written notice if less than
                                         100,000 Series A preferred shares remain outstanding and
                                         our common shares trade at a price above 120% of the then
                                         applicable conversion price for the Series A preferred
                                         shares for 30 consecutive New York Stock Exchange trading
                                         days. During the 30-day notice period, holders of
                                         Series A preferred shares are entitled to exercise their
                                         conversion rights.

VOTING RIGHTS:.........................  Except as described below, holders of the Series A preferred shares have the same voting rights as holders of our common shares and vote together with the common shares on an as-converted basis. In addition, holders of the
                                         Series A preferred shares, voting separately as a class,
                                         have the right to approve:

                                         - Any amendment to our charter or bylaws which would
                                           adversely effect the rights of the holders of the
                                           Series A preferred shares;

                                         - Any issuance of capital stock which would rank equal or
                                           senior to the Series A preferred stock with respect to
                                           dividends or other distributions or upon liquidation or
                                           dissolution, or any issuance of any junior capital stock
                                           other than common shares;

                                         - Any subdivision, reclassification or split of the
                                         Series A preferred shares, whether in a merger,
                                           consolidation recapitalization, reorganization or
                                           otherwise;

                                         - Mergers, consolidations, recapitalizations,
                                         reorganizations or other similar transactions, or the
                                           sale, assignment, transfer or other disposition of all
                                           or substantially all of Franklin Covey's assets, subject
                                           to a narrow exception for transactions where the rights
                                           of the holders of the Series A preferred shares are
                                           preserved;

                                             - The issuance of additional Series A preferred shares
                                             other than pursuant to payment in kind of dividends;
                                               and

                                             - Dividends declared on our common shares and other
                                               restricted payments in excess of 10% of our net
                                               income during the immediately preceding 12 months,
                                               unless approved by 80% of our Board of Directors.

OTHER EXTRAORDINARY ACTIONS:...........  The following extraordinary actions require the affirmative vote of 80% of our Board of Directors unless,
                                         in the case of debt incurrence or divestitures, after
                                         giving pro forma effect to the transaction, our net worth
                                         would be at least $275.0 million, our fixed charge
                                         coverage ratio for the most recent four fiscal quarters
                                         would be at least 3.5 to l.0, and our EBITDA would be at
                                         least $65.0 million:

                                             - Debt incurrence other than existing debt and any
                                               refinancing of such debt;

                                             - Divestitures if the business or property sold
                                             represents revenues in excess of 25% of our
                                               consolidated revenues for the previous four fiscal
                                               quarters and in which less than 80% of the
                                               consideration received by Franklin Covey consists of
                                               cash; and

                                             - Acquisitions involving more than $50 million,
                                             including debt assumed, where the purchase price
                                               exceeds seven times the acquired entity's EBITDA for
                                               the four most recent fiscal quarters.

BOARD OF DIRECTORS:....................  If we fail to pay dividends in an amount equal to six quarterly dividends, the size of our board will be
                                         increased by two members, with the holders of Series A
                                         preferred shares having the right to elect the two
                                         additional directors. This right, as well as the term of
                                         the two additional directors so elected, terminates
                                         immediately upon the payment in full of all accrued and
                                         unpaid dividends.

REPURCHASE UPON CHANGE OF CONTROL:.....  In the event of any change of control of Franklin Covey or other transaction which results, within 90 days, in
                                         Standard & Poors Corporation or Moody's Investor Service
                                         lowering the credit rating of the Series A preferred
                                         shares or any indebtedness of Franklin Covey, the holders
                                         of the Series A preferred shares have the right to
                                         receive, in exchange for their Series A preferred shares
                                         and in preference to the holders of our common shares, a
                                         cash amount equal to the greater of:

                                             - the amount the holders of the Series A preferred
                                             shares would have received had they converted their
                                               preferred shares into common shares immediately
                                               prior to such event; and

                                             - 101% of their liquidation value plus accrued and
                                             unpaid dividends.

ANTI-DILUTION RIGHTS:..................  The conversion price of the Series A preferred shares is subject to adjustment to avoid dilution in the event that
                                         we issue additional equity, other than issuances pursuant
                                         to employee stock plans or shareholder rights plans, at a
                                         price less than the volume weighted average as reported on the BLOOMBERG NEWS SERVICE, at the time of issuance. The
                                         conversion price is also subject to proportional
                                         adjustments for stock splits, combinations, dividends,
                                         recapitalizations, reorganizations, mergers,
                                         consolidations, a sale of all or substantially all of our
                                         assets and similar transactions or events.

RESTRICTION ON TRANSFER:...............  Until June 2, 2002, the Series A preferred shares will not be transferable unless the shares are offered first to
                                         Franklin Covey, except for transfers:

                                             - pursuant to a registered public offering or a
                                             transaction effected on the New York Stock Exchange;

                                             - to a qualified institutional buyer in a transaction
                                             exempt from or not subject to the registration
                                               requirements of the Securities Act; or

                                             - to an affiliate of the transferor.

                                         For a more detailed description of the right of first
                                         offer, you should refer to the subscription agreement and, in particular, Exhibit A thereto.

The description of the Series A preferred shares provided above is a summarization of the key terms and is not meant to be complete. This summary is qualified in its entirety by the "Certificate of Designation of Series A Preferred Stock" which has been filed as an exhibit to the registration statement of which this prospectus is a part.

                  RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

STOCKHOLDERS' AGREEMENT

    As a result of its purchase of 750,000 Series A preferred shares in June 1999, Knowledge Capital beneficially owns approximately 6,055,343 common shares or approximately 24% of our outstanding common shares assuming the conversion of all 750,000 Series A preferred shares held by Knowledge Capital into common shares. In connection with its investment, we entered into a stockholders agreement with Knowledge Capital. The stockholders' agreement terminates on the earliest to occur of June 2, 2009, the termination of the agreement by Knowledge Capital under limited circumstances relating to an actual or possible change in control of Franklin Covey, and when Knowledge Capital and its affiliates collectively own less than 375,000 Series A preferred shares (or any securities into which such shares were exchanged or converted). Under the terms of the stockholders' agreement, Knowledge Capital is entitled to designate three directors, one of whom is required to be named as our Chairman of the Board.

    Under the stockholders' agreement, until June 2, 2002, the Series A preferred shares are not transferable unless they are first offered to Franklin Covey, except for transfers:

    - pursuant to a registered public offering or a transaction effected on the New York Stock Exchange;

    - to a qualified institutional buyer in a transaction exempt from or not subject to the registration requirements of the Securities Act; or

    - to an affiliate of Knowledge Capital.

Knowledge Capital has agreed not to purchase or otherwise acquire beneficial ownership of any of our voting capital stock, or any securities convertible into or exchangeable for voting capital stock, if after a purchase or acquisition, Knowledge Capital and its permitted transferees would, collectively, beneficially own 25% or more of our total outstanding voting capital stock, except for any purchase or acquisition:

    - pursuant to this subscription offering;

    - with the prior approval of a majority of our directors who were not nominated or elected and are not affiliates or associates of Knowledge Capital or its permitted transferees;

    - with the prior approval of a majority of the holders of our outstanding voting capital stock;

    - of common shares upon conversion of Series A preferred shares;

    - of Series A preferred shares pursuant to a payment-in-kind dividend; or

    - which does not increase their collective beneficial ownership of common shares by more than 10% in any consecutive 12-month period.

Knowledge Capital has also agreed that, without the approval of a majority of our directors who are not employees or officers of Franklin Covey or its affiliates or nominated or elected by Knowledge Capital and its affiliates, neither Knowledge Capital nor any of its affiliates will solicit proxies from other shareholders, except for matters on which holders of the Series A preferred shares are entitled to vote as a class, form a "group" for purposes of
Section 13(d)(3) of the Exchange Act, or enter into any voting agreement or arrangement.

    In July 1999, Robert A. Whitman, our Chairman of the Board and a principal of Knowledge Capital, was named our Chief Executive Officer.

REGISTRATION RIGHTS

    In connection with its investment in the Series A preferred stock, we granted to Knowledge Capital the right to require us, up to three times, to register the Series A preferred shares, and any securities into which the Series A preferred shares are exchanged or converted, owned by Knowledge Capital, its affiliates and permitted transferees under the Securities Act. In addition, subject to narrow limitations, we granted Knowledge Capital unlimited rights to request inclusion of Series A preferred shares, and any securities into which the Series A preferred shares are exchanged or converted, owned by Knowledge Capital, its affiliates and permitted transferees in any registration of equity securities filed by us under the Securities Act, whether or not for our own account.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion of the expected material United States federal income tax consequences to Franklin Covey shareholders with respect to the subscription offering for Series A preferred shares is based upon current provisions of the Internal Revenue Code, existing temporary and final regulations, thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of the statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of any changes. No attempt has been made to comment on all United States federal income tax consequences of the subscription offering for Series A preferred shares that may be relevant to you. The tax discussion set forth below is included for general information only and should not be construed to be legal or tax advice to a particular stockholder. No rulings have been or will be sought from the Internal Revenue Service. The IRS could challenge part or all of the treatment of the transactions described below.

    You should recognize no gain or loss in the receipt or exercise of rights in the subscription offering for Series A preferred shares. A sale of your Series A preferred shares may result in a taxable gain or loss. In addition, disposition of your Series A preferred shares will generally result in recognition of ordinary income to the extent of the fair market value of the stock rights received in the subscription offering (determined as of the day you received those rights) even if you have an overall economic loss on the transaction. Since the exercise price of the stock rights is the same as the per-share amount recently paid by Knowledge Capital in acquiring identical preferred shares, Franklin Covey believes that the fair market value of the stock rights should be nominal. No assurance can be given, however, that the IRS will agree with this belief. If you convert your Series A preferred shares to common stock and those shares are subsequently sold, any gain or loss thus realized will generally be treated as capital in nature. Tax matters are very complicated. The tax consequences of the subscription offering to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the subscription offering.

    THIS DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF FRANKLIN COVEY SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. SHAREHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. FRANKLIN COVEY SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF MATTERS REFERRED TO HEREIN, INCLUDING THE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS AND MATTERS REFERRED TO HEREIN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

    We are offering Series A preferred shares directly to you pursuant to this subscription offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in the subscription offering, and no commissions, fees or discounts will be paid in connection with the subscription offering. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

                               SUBSCRIPTION AGENT

    We have appointed Zions First National Bank as subscription agent for the subscription offering. The address to which subscription agreements and payment of the subscription price should be delivered, is set forth on the back cover of this prospectus.

    We will pay the fees and expenses of the subscription agent and will indemnify the subscription agent from any liability which it may incur in connection with the subscription offering.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy this information at the SEC's public reference rooms, which are located at:

    450 Fifth Street, NW           7 World Trade Center,        500 West Madison Street,
    Washington, DC 20549                Suite 1300                     Suite 1400
                                    New York, NY 10048           Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System, commonly known as "EDGAR," located on the SEC's web site (http://www.sec.gov.).

    Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write:

                       Franklin Covey Co.
                       Attention: Richard Putnam,
                       Director of Investor Relations
                       2200 West Parkway Boulevard
                       Salt Lake City, Utah 84119-2331
                       (801) 975-1776

    We have filed a registration statement with the SEC on Form S-3 with respect to the subscription offering. This prospectus is a part of the registration statement, but the prospectus does not include all of the information that you can find in the registration statement, reports and other documents that we have filed with the SEC. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

    - Annual Report on Form 10-K for the year ended August 31, 1998;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended May 29, 1999;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 1999;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1998; and

    - Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the subscription offering.

    As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

    You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

    This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the Series A preferred shares to be issued in accordance with the subscription offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the Series A preferred shares or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

                                    EXPERTS

    Our audited consolidated financial statements as of August 31, 1997 and 1998 and for each of the three years in the period ended August 31, 1998 have been incorporated by reference in this prospectus in reliance upon the report of Arthur Andersen LLP, independent public accountants, and upon the authority of that firm as experts in accounting and auditing.

    Until we file a post-effective amendment indicating that all of the rights to purchase Series A preferred shares have been exercised, or deregistering Series A preferred shares that remain unsubscribed, the audited financial statements, as of August 31, 1997 and 1998, and for each of the three years in the period ended August 31, 1998, incorporated by reference to reports and documents that we file in accordance with Sections 13(a), 13(c) 14, and 15(d) of the Exchange Act are incorporated in reliance upon the reports of Arthur Andersen LLP, and any other independent public accountants, relating to these financial statements and upon the authority of those independent public accountants as experts in accounting and auditing in giving such reports to the extent that the particular firm has audited the financial statements and consented to the use of their reports in them.

                                 LEGAL MATTERS

    Certain legal matters relating to the subscription rights and the Series A preferred shares are being passed upon for Franklin Covey by Val John Christensen, our General Counsel.

    Facsimile copies of the subscription agreement will be accepted. The subscription agreement and all other required documents should be sent by each holder or his/her broker, dealer, commercial bank, trust company or nominee to the subscription agent at the address set forth below.

                            ------------------------

                           The subscription agent is:
                           ZIONS FIRST NATIONAL BANK

                                ----------------

 BY REGISTERED MAIL:        BY HAND:          BY OVERNIGHT
                                                COURIER:

   P.O. Box 30880      10 E. South Temple  10 E. South Temple
Salt Lake City, Utah         Street              Street
        84130              3rd Floor           3rd Floor
                        Salt Lake City,     Salt Lake City,
                           Utah 84111          Utah 84111

                         BY FACSIMILE:

                         (801) 524-4838

                           CONFIRM BY
                           TELEPHONE:

                         (801) 524-4696
                              -or-
                        (801) 524-2268

                        FOR INFORMATION
                             CALL:

                        (800) 789-8833,
                           Ext. 2268

                            ------------------------

    Any questions or requests for assistance or additional copies of the prospectus, the subscription agreement or any documents incorporated by reference into the prospectus may be directed to Richard Putnam, our Director of Investor Relations, at Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119, telephone (801) 975-1776. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this subscription offering.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are expenses incurred or to be incurred by us in connection with this offering. All of these expenses are estimated, except for the SEC registration fee.

SEC registration fee........................................  $20,850
Blue Sky fees and expenses..................................    1,500
Printing, mailing and distribution expenses.................   15,000
Legal fees and expenses.....................................   25,000
Accounting fees and expenses................................    7,000
Subscription Agent's fees and expenses......................    5,000
Miscellaneous...............................................    5,650
                                                              -------
Total.......................................................  $80,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article IX of our Revised Articles of Incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty, except as expressly provided in
Section 16-10a-841 of the Utah Business Corporation Act.

    Section 16-10a-841 of the Act provides that the liability of a director may not be eliminated or limited for:

    - the amount of financial benefit received by a director to which he is not entitled;

    - an intentional infliction of harm on the corporation or its shareholders;

    - a violation of Section 16-10a-842 of the Act which prohibits unlawful distributions by a corporation to its shareholders; or

    - an intentional violation of criminal law.

    Article VIII of our Revised Articles of Incorporation and Article VI of our Amended and Restated Bylaws also provide for indemnification of our officers and directors to the fullest extent permitted by the Utah Business Corporation Act, or as otherwise permitted by law.

    Section 16-10a-902 of the Act provides that a corporation may indemnify an individual who was, is, or is threatened to be made a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because he is or was director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of an employee benefit plan, against any obligation incurred with respect to a proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the proceeding if:

    - his conduct was in good faith;

    - he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation; and

    - he had no reasonable cause to believe his conduct was unlawful;

except that

    - indemnification under Section 902 in connection with proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the proceeding, and

    - the corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

    Section 16-10a-903 of the Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding in which he was a defendant or respondent because he is or was a director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the proceeding or claim with respect to which he has been successful.

    In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 of the Act provides that, unless otherwise limited by a corporation's articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary:

    - the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification, or

    - upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, or was adjudged liable as described in
      Section 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys' fees) incurred by the director.

    Section 16-10a-904 of the Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by a director who is defendant or respondent in a proceeding in advance of the final disposition of the proceeding if:

    - the director furnishes the corporation a written affirmation of his good faith belief that the has met the applicable standard of conduct described in Section 902;

    - the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct; and

    - a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

    Section 16-10a-907 of the Act provides that, unless a corporation's articles of incorporation provide otherwise:

    - an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director;

    - the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director; and

    - a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

    Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, Franklin Covey maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.

ITEM 16. EXHIBITS

     EXHIBIT NO.                                  EXHIBIT
     -----------                                  -------
         4.1            Revised Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration Statement on
                        Form S-1 (Reg. No. 33-47283) as filed with the Commission on
                        April 17, 1992 and incorporated herein by reference)

         4.2            Amended and Restated Bylaws of the Registrant (filed as
                        Exhibit 3.2 to the Registrant's Registration Statement on
                        Form S-1 (Reg. No. 33-47283) as filed with the Commission on
                        April 17, 1992 and incorporated herein by reference)

         4.3            Certificate of designation of Series A Preferred Stock
                        (contained in the Articles of Amendment to Articles of Incorporation of Franklin Covey Co. filed as Exhibit 2 to
                        Schedule 13D (CUSIP No. 353469109) as filed with the
                        Commission on June 2, 1999 and incorporated herein by reference)

         4.4            Stockholders Agreement, dated June 2, 1999 (filed as Exhibit
                        3 to Schedule 13D (CUSIP No. 353469109) as filed with the
                        Commission on June 2, 1999 and incorporated herein by
                        reference)

         4.5            Registration Rights Agreement, dated June 2, 1999 (filed as
                        Exhibit 4 to Schedule 13D (CUSIP No. 353469109) as filed
                        with the Commission on June 2, 1999 and incorporated herein by reference)

         5.1            Opinion of Val John Christensen, General Counsel of Franklin
                        Covey Co.

        12.1            Calculation of ratio of combined fixed charges and preferred stock dividends to earnings

        23.1            Consent of Independent Public Accountants

        23.2            Consent of Val John Christensen, General Counsel of Franklin
                        Covey Co. (included in Exhibit 5.1)

        24.1            Powers of Attorney

        99.1            Form of Subscription Agreement

        99.2            Form of Letter to Common Shareholders

        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees

        99.4            Form of Letter to Clients for use by Brokers, Dealers,
                        Commercial Banks, Trust Companies and Other Nominees

        99.5            Form of Letter to Participants in Franklin Covey's Employee
                        Stock Purchase Plan

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Franklin Covey Co. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in Salt Lake City, State of Utah on October 22, 1999.

                                                       FRANKLIN COVEY CO.

                                                       By:            /s/ ROBERT A. WHITMAN
                                                            -----------------------------------------
                                                                        Robert A. Whitman
                                                                      CHAIRMAN OF THE BOARD
                                                                   AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons, in the capacities indicated, on October 22, 1999.

                        NAME                                               TITLE
                        ----                                               -----
                /s/ ROBERT A. WHITMAN                   Chairman of the Board of Directors and Chief
     -------------------------------------------            Executive Officer (Principal Executive
                  Robert A. Whitman                                        Officer)

     -------------------------------------------                       Vice Chairman
                   Hyrum W. Smith

     -------------------------------------------                       Vice Chairman
                  Stephen R. Covey

                          *
     -------------------------------------------         Executive Vice President, Chief Financial
                   John L. Theler                           Officer (Principal Financial Officer)

                          *
     -------------------------------------------       Chief Accounting Officer (Principal Accounting
                  J. Scott Nielsen                                         Officer)

                          *
     -------------------------------------------       Executive Vice President, President--Training
                 Stephen M. R. Covey                         and Education Division and Director

                          *
     -------------------------------------------                          Director
                Steven C. Wheelwright

                        NAME                                               TITLE
                        ----                                               -----
                          *
     -------------------------------------------                          Director
                  Robert H. Daines

                          *
     -------------------------------------------                          Director
                  E. J. "Jake" Garn

                          *
     -------------------------------------------                          Director
                  Dennis G. Heiner

                          *
     -------------------------------------------                          Director
                  Joel C. Peterson

                          *
     -------------------------------------------                          Director
                    E. Kay Stepp

                          *
     -------------------------------------------                          Director
                    Brian Krisak

                          *
     -------------------------------------------                          Director
                 Donald J. McNamara

* The undersigned, by signing his name hereto, does sign and execute this registration statement on Form S-3 pursuant to powers of attorney executed by the above-named officers and directors and filed herewith.

                                                       FRANKLIN COVEY CO.

                                                       By:            /s/ ROBERT A. WHITMAN
                                                            -----------------------------------------
                                                                        Robert A. Whitman
                                                                      CHAIRMAN OF THE BOARD
                                                                   AND CHIEF EXECUTIVE OFFICER

EXHIBIT NO.                                       EXHIBIT                             PAGE NO.
-----------                                       -------                             --------
         4.1            Revised Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration Statement on
                        Form S-1 (Reg. No. 33-47283) as filed with the Commission on
                        April 17, 1992 and incorporated herein by reference)

         4.2            Amended and Restated Bylaws of the Registrant (filed as
                        Exhibit 3.2 to the Registrant's Registration Statement on
                        Form S-1 (Reg. No. 33-47283) as filed with the Commission on
                        April 17, 1992 and incorporated herein by reference)

         4.3            Certificate of designation of Series A Preferred Stock
                        (contained in the Articles of Amendment to Articles of Incorporation of Franklin Covey Co. filed as Exhibit 2 to
                        Schedule 13D (CUSIP No. 353469109) as filed with the
                        Commission on June 2, 1999 and incorporated herein by reference)

         4.4            Stockholders Agreement, dated June 2, 1999 (filed as Exhibit
                        3 to Schedule 13D (CUSIP No. 353469109) as filed with the
                        Commission on June 2, 1999 and incorporated herein by
                        reference)

         4.5            Registration Rights Agreement, dated June 2, 1999 (filed as
                        Exhibit 4 to Schedule 13D (CUSIP No. 353469109) as filed
                        with the Commission on June 2, 1999 and incorporated herein by reference)

         5.1            Opinion of Val John Christensen, General Counsel of Franklin
                        Covey Co.

        12.1            Calculation of ratio of combined fixed charges and preferred stock dividends to earnings

        23.1            Consent of Independent Public Accountants

        23.2            Consent of Val John Christensen, General Counsel of Franklin
                        Covey Co. (included in Exhibit 5.1)

        24.1            Powers of Attorney

        99.1            Form of Subscription Agreement

        99.2            Form of Letter to Common Shareholders

        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees

        99.4            Form of Letter to Clients for use by Brokers, Dealers,
                        Commercial Banks, Trust Companies and Other Nominees

        99.5            Form of Letter to Participants in Franklin Covey's Employee
                        Stock Purchase Plan